Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated February 14, 2025 in the Company’s Annual Report on Form 20-F, as amended, relating to the audit of the consolidated balance sheets of Work Medical Technology Group Ltd and its subsidiaries (collectively the “Company”) as of September 30, 2024 and 2023 and the related consolidated statements of income and comprehensive loss, changes in equity, and cash flows in each of the years in the three year period ended September 30, 2024, and the related notes (collectively referred to as the financial statements) included in its Registration Statement on Form F-3 (File No. 333-289943) filed with the U.S. Securities and Exchange Commission on August 29, 2025.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

We were dismissed as auditors on July 30, 2025, and, accordingly, we have not performed any audit or review procedures with respect to any financial statements included in such Form for the periods subsequent to September 30, 2024.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
March 20, 2026	Certified Public Accountants
PCAOB ID: 1171